As filed with the Securities and Exchange Commission on June 4, 2024

Registration No. 333-278544

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 3
to
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

WillScot Mobile Mini Holdings Corp.

(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	7350 (Primary Standard Industrial Classification Code Number)	82-3430194 (I.R.S. Employer Identification Number)

4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008
(480) 894-6311
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hezron Lopez
Executive Vice President, Chief Legal & Compliance Officer & ESG
4646 E. Van Buren Street, Suite 400
Phoenix, Arizona 85008
(480) 894-6311

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of all communications, including communications sent to agent for service, should be sent to:

Jeffrey J. Pellegrino David C. Ingles Allen Overy Shearman Sterling US LLP 1221 Avenue of the Americas New York, New York 10020 (212) 610-6300	Gilda Malek Vice President, General Counsel and Corporate Secretary McGrath RentCorp 5700 Las Positas Road Livermore, CA 94551 (925) 606-9200	Jaclyn Liu Morrison & Foerster LLP 425 Market St San Francisco, CA 94105 (415) 268-7000

Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective and all other conditions to the proposed merger described in the enclosed proxy statement/prospectus have been satisfied or waived.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer) ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer) ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Amendment No. 3 to the Registration Statement on Form S-4 (File No. 333- 278544) (this “Amendment No. 3”) is being filed solely to amend Item 21 of Part II thereof and to file certain exhibits to the Registration Statement. This Amendment No.3 does not modify any provision of the proxy statement/prospectus contained in Part I. Accordingly, the proxy statement/prospectus has been omitted.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.	Indemnification of Officers and Directors

Section 6.1 of the WillScot Mobile Mini Bylaws requires WillScot Mobile Mini to indemnify and hold harmless, to the full extent permitted from time to time under the DGCL each person who is made or threatened to be made a party to (or, in the case of directors and officers, otherwise involved in) any threatened, pending or completed action, suit, arbitration, alternative dispute resolution procedure, legislative hearing or inquiry or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, employee or officer of WillScot Mobile Mini. Such indemnification will cover all expenses, liabilities and losses reasonably incurred by such individuals.

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.

Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Subsection (d) of Section 145 of the DGCL provides that any indemnification under subsections (a) and (b) of Section 145 (unless ordered by a court) shall be made by the corporation only as authorized in the specific case upon a determination that indemnification of the present or former director, officer, employee or agent is proper in the circumstances because the person has met the applicable standard of conduct set forth in subsections (a) and (b) of Section 145. Such determination shall be made, with respect to a person who is a director or officer at the time of such determination, (1) by a majority vote of the directors who are not parties to such action, suit or proceeding, even though less than a quorum, or (2) by a committee of such directors designated by the majority vote of such directors, even though less than a quorum, or (3) if there are no such directors, or if such directors so direct, by independent legal counsel in a written opinion, or (4) by the Stockholders.

Section 145 of the DGCL further provides that to the extent a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith and that such expenses may be paid by the corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the corporation as authorized in Section 145 of the DGCL; that any indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that indemnification and advancement of expenses provided by, or granted pursuant to, Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators; and empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

As authorized in accordance with the WillScot Mobile Mini Charter, WillScot Mobile Mini has purchased and maintains at its expense on behalf of directors and officers insurance, within certain limits, covering liabilities which may be incurred by them in such capacities.

Any agreements that WillScot Mobile Mini enters into with respect to the sale of securities may also provide for indemnification provisions.

Article VIII of the WillScot Mobile Mini Charter provides that a director of WillScot Mobile Mini shall not be personally liable to WillScot Mobile Mini or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to WillScot Mobile Mini or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the DGCL for payment of unlawful dividends or unlawful stock repurchases or redemption, or (4) for any transaction from which the director derived an improper personal benefit.

Item 21.	Exhibits and Financial Statement Schedules

The exhibits listed below in the “Exhibit Index” are part of the registration statement and are numbered in accordance with Item 601 of Regulation S-K.

The exhibits contain representations, warranties and covenants that were made by the parties to the applicable agreement only for purposes of that agreement and solely for the benefit of the parties to that agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the agreement instead of establishing these matters as facts, as well as by information contained in certain filings and documents incorporated by reference in the registration statement, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, in the case of the Merger Agreement, such representations and warranties (1) will not survive completion of the Integrated Mergers and cannot be the basis for any claims under the Merger Agreement by the other party after termination of the Merger Agreement, except as a result of fraud or a willful breach, and (2) were made only as of the dates specified in the Merger Agreement. Accordingly, the Merger Agreement is not included to provide investors with any factual information regarding the parties or their respective businesses.

WillScot Mobile Mini and McGrath acknowledge that, notwithstanding the inclusion of the foregoing cautionary statements, they are responsible for considering whether additional specific disclosures of material information regarding material contractual provisions are required to make the statements in the registration statement not misleading. Additional information about WillScot Mobile Mini and McGrath may be found elsewhere in the registration statement and WillScot Mobile Mini’s and McGrath’s other public filings, which are available without charge through the SEC’s website at www.sec.gov. See the section entitled “Where You Can Find More Information.”

Exhibit Index

Exhibit	Description
2.1#†	Agreement and Plan of Merger, dated as of January 28, 2024, by and among WillScot Mobile Mini Holdings Corp., Brunello Merger Sub I, Inc., Brunello Merger Sub II, LLC, and McGrath RentCorp (included as Annex A to the proxy statement/prospectus contained in this registration statement)
3.1#	Amended and Restated Certificate of Incorporation of WillScot Mobile Mini Holdings Corp. (incorporated by reference to Exhibit 3.1(b) of WillScot Mobile Mini Holdings Corp.’s Current Report on Form 8-K, filed July 1, 2020)
3.2#	Certificate of Amendment of Certificate of Incorporation of WillScot Mobile Mini Holdings Corp. (incorporated by reference to Exhibit 3.1 of WillScot Mobile Mini Holdings Corp.’s Current Report on Form 8-K, filed June 16, 2021)
3.3#	Certificate of Amendment of Certificate of Incorporation of WillScot Mobile Mini Holdings Corp. (incorporated by reference to Exhibit 3.1 of WillScot Mobile Mini Holdings Corp.’s Current Report on Form 8-K, filed June 3, 2022)
3.3#	Fifth Amended and Restated Bylaws of WillScot Mobile Mini Holdings Corp. (incorporated by reference to Exhibit 3.1 of WillScot Mobile Mini Holdings Corp.’s Current Report on Form 8-K, filed November 2, 2022)
5.1	Opinion of Allen Overy Shearman Sterling US LLP regarding the validity of WillScot Mobile Mini Common Stock being registered
8.1	Opinion of Allen Overy Shearman Sterling US LLP as to certain tax matters
8.2	Opinion of Morrison & Foerster LLP as to certain tax matters
10.1#	Amended and Restated Commitment Letter, dated as of February 12, 2024, by and among WillScot Mobile Mini Holdings Corp., JPMorgan Chase Bank, N.A., Wells Fargo Bank, National Association, Wells Fargo Securities LLC, MUFG Bank, Ltd., Deutsche Bank AG Cayman Islands Branch, Deutsche Bank AG New York Branch, Deutsche Bank Securities Inc., Bank of America, N.A., BofA Securities, Inc., Bank of Montreal, BMO Capital Markets Corp., ING Capital LLC, M&T Bank, PNC Bank, National Association, PNC Capital Markets LLC, Sumitomo Mitsui Banking Corporation, Capital One, National Association and The Huntington National Bank
10.2#	Notice of Reduction of Bridge Commitments, dated as of February 27, 2024
15.1#	Awareness Letter of Grant Thornton LLP
23.1	Consent of Allen Overy Shearman Sterling US LLP (included in the opinion filed as Exhibit 5.1 and the opinion filed as Exhibit 8.1)
23.2	Consent of Morrison & Foerster LLP (included in the opinion filed as Exhibit 8.2)
23.3#	Consent of Ernst & Young LLP, independent registered public accounting firm of WillScot Mobile Mini Holdings Corp.
23.4#	Consent of Grant Thornton LLP, independent registered public accounting firm of McGrath RentCorp
24.1#	Power of Attorney of Directors of WillScot Mobile Mini Holdings Corp. (included on the signature page of the Registration Statement)
99.1#	Form of Proxy Card of McGrath RentCorp
99.2#	Consent of Goldman Sachs & Co. LLC
107#	Calculation of Filing Fee Tables

†	Schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The registrant hereby undertakes to furnish copies of any of the omitted schedules upon request by the Securities and Exchange Commission.
#	Previously filed

Item 22.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial, bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

(1)	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 3 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Phoenix, State of Arizona, on June 4, 2024.

WILLSCOT MOBILE MINI HOLDINGS CORP.

By:	/s/ Hezron T. Lopez
Name:	Hezron T. Lopez
Title:	Executive Vice President, Chief Legal & Compliance Officer & ESG

Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 3 to the registration statement has been signed by the following persons, in the capacities indicated below, on June 4, 2024.

Signature	Title

*	Chief Executive Officer and Director (Principal Executive Officer)
Bradley L. Soultz

*	President & Chief Financial Officer (Principal Financial Officer)
Timothy D. Boswell

*	Chief Accounting Officer (Principal Accounting Officer)
Sally J. Shanks

*	Chairman of the Board
Erik Olsson

*	Lead Independent Director
Gerard E. Holthaus

*	Director
Mark S. Bartlett

*	Director
Erika T. Davis

*	Director
Natalia N. Johnson

*	Director
Rebecca L. Owen

*	Director
Jeff Sagansky

*	Director
Michael W. Upchurch

*By:	/s/ Hezron T. Lopez
Hezron T. Lopez Attorney-in-Fact